Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)
Sleep Number Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, $0.01 par value per share	457(c) and 457(h)	500,000 shares	$8.11	$4,055,000	$153.10 per $1,000,000	$620.82
Total Offering Amounts					$4,055,000		$620.82
Total Fee Offsets							—
Net Fee Due							$620.82
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(1)    Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that become issuable under the Sleep Number Corporation 2020 Equity Incentive Plan, as amended by reason of any recapitalization, stock split, stock dividend or other similar transaction effected without receipt of consideration where the registrant’s outstanding shares of common stock are increased, converted or exchanged.
(2)    Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices of the registrant’s common stock, as reported by the Nasdaq Stock Market on July 25, 2025.
(3)    Sleep Number Corporation does not have any fee offsets.